PRESS RELEASE

FOR IMMEDIATE RELEASE
Maurice H. Sullivan, Jr.
Chairman and Chief Executive Officer
Telephone: (617) 254-0707

Peoples Federal Bancshares, Inc. Authorizes an Increase to Stock Repurchase Program

Brighton, Massachusetts, February 1, 2012. Peoples Federal Bancshares, Inc. (the “Company”) (Nasdaq: PEOP), the holding company for Peoples Federal Savings Bank, announced today that its Board of Directors authorized an increase in the number of shares that may be repurchased pursuant to the Company’s stock repurchase plan that was previously announced on July 20, 2011. Under the newly expanded repurchase plan, the Company is authorized to repurchase up to an additional 5% of its issued and outstanding shares, or up to approximately 339,221 shares. As of February 1, 2012, the Company had repurchased 357,075 of its shares under the repurchase plan.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

Peoples Federal Bancshares, Inc. is the parent company of Peoples Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in the greater Boston area. Peoples Federal Savings Bank offers a broad array of retail and commercial lending and deposit services.

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact Peoples Federal Savings Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Peoples Federal Savings Bank’s operations, pricing, products and services.